Exhibit 10.52

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is effective September 13, 2004, by and between Stephen L. Tooker (“Employee”) and United Industries Corporation, a Delaware corporation (together with its subsidiaries and successors, the “Company”).  The Company and Employee are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Company and Employee desire to enter into an Employment Agreement to govern the terms and conditions of Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1.     Employment.  Employee shall serve in the position of President of the United States Home and Garden Division of the Company.  Employee shall have such responsibilities, duties and authorities, and shall render such services or act with such title or in such other capacity for the Company and its affiliates, as the Company’s Chief Executive Officer (“CEO”), its Board of Directors (the “Board”) or such other person designated by the CEO or the Board at an intermediate level below the CEO to whom other presidents of divisions of the Corporation directly report, such as a chief operating officer (“Designee”), shall from time to time reasonably direct.  Employee shall devote Employee’s best efforts, energies and abilities and Employee’s full business time, skill and attention (except as described below and except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company.  Employee shall perform the duties and carry out the responsibilities assigned to Employee, to the best of Employee’s ability, in a diligent, trustworthy and businesslike manner for the purpose of advancing the business of the Company.  It is understood and agreed that Employee may be required to devote a considerable amount of time to travel in connection with the performance of his duties and responsibilities or at the direction of the Company.

2.     Base Compensation, Incentive and Signing Bonus.

(a)           The Company shall pay Employee a base salary at a rate of three hundred twenty-five thousand dollars ($325,000) per annum (the “Base Salary”), payable monthly pro rata in accordance with the Company’s regular payroll practices less withholding as required by applicable law.  Increases to the Base Salary shall be considered by the Company on an annual basis in a manner consistent with the Company’s compensation policies then in force.

(b)           Commencing in 2005, Employee shall be eligible to receive an annual incentive bonus with a target of sixty percent (60%) of his Base Salary (the “Target Bonus”) (subject to a maximum of seventy-five  percent (75%) of his Base Salary and a minimum of thirty percent (30%) of his Base Salary; such minimum shall be payable only if at least 90% of the target goals and objectives are achieved).  Payment of any annual incentive bonus provided for herein by the

Company to Employee shall be pursuant to and in accordance with the Company’s incentive bonus plan then in effect and shall be subject to the following terms and conditions:

(i)                                     The Employee’s actual incentive bonus earnings will be conditional upon successful attainment of certain goals and objectives as established and determined by the Company’s CEO or his designee and communicated to the Employee.

(ii)                                  Within ninety (90) days after the conclusion of any fiscal year (the “Bonus Assessment Date”), the CEO or his designee, as applicable, will assess the achievement of the previous fiscal year’s goals and objectives and will calculate any earned incentive bonus amounts for Employee for that previous fiscal year.  Any incentive bonus earned by Employee for the previous fiscal year will be paid out to Employee after the relevant Bonus Assessment Date in compliance with the Company’s usual procedures.

(iii)                               If the Employee’s employment with the Company ceases for any reason whatsoever prior to the conclusion of a fiscal year, the Employee will not be eligible to receive any incentive bonus in respect of that fiscal year except as otherwise provided in Sections 8(e) and 8(f) of this Agreement.

(c)           On the thirtieth (30th) day following Employee’s first day of employment, Employee shall receive a bonus of Fifty Thousand Dollars ($50,000.00), less withholding as required by law (“Signing Bonus”).  In the event Employee voluntarily terminates his employment pursuant to Section 8(a) hereof (without “Good reason”, as defined therein) or is terminated for Cause pursuant to Section 8(c) hereof before completing one (1) year of consecutive service with Company Employee shall repay the full amount of the Signing Bonus to Company.

3.     Term.  The Employee’s term of employment pursuant to this Agreement shall commence on the date hereof and shall remain in effect unless terminated pursuant to Paragraph 8.

4.     Benefits, Options, Taxes and Withholding.

(a)           In addition to the Base Salary payable to Employee hereunder, Employee shall be entitled to such benefits as are, from time to time, afforded to other employees of the Company, which benefits may be revised, removed or altered by the Company.  By way of example, such benefits generally include:

(i)                                     hospitalization, disability, life, health and dental insurance in amounts consistent with Company policy for its other senior executive employees, as reasonably determined by the Company;

(ii)                                  Employee shall be eligible to receive an automobile allowance at an initial allowance rate of Thirteen Thousand Eight Hundred Dollars ($13,800) per annum, payable monthly pro rata; and

(iii)                               other benefit arrangements, to the extent made generally available by the Company to its other senior executive employees.

(b)           In addition to the Base Salary payable to Employee hereunder, Employee shall be entitled to the following:

(i)                                     four (4) weeks paid vacation each year, consistent with Company policy for its other senior executive employees and provided that unused vacation time shall not be carried over to subsequent years; and

(ii)                                  reimbursement for reasonable, ordinary and necessary out-of-pocket business expenses incurred by Employee in the performance of his duties, subject to the Company’s policies in effect from time to time with respect to travel, entertainment and other expenses, including without limitation, requirements with respect to reporting and documentation of such expenses.

(c)           Equity Incentive Compensation.  Employee shall be granted, on or before December 30, 2004,  options to purchase shares 300,000 shares (150,000 Class A Shares and 150,000 Class B Shares) of the Company’s common stock at a fair market value of Six Dollars ($6.00) per share, vesting (subject to the Company’s Repurchase Option as described in the Stock Option Agreement) ratably over a three (3) year period commencing on the effective date of this Agreement.

(d)           Taxes and Withholding.  All compensation payable to Employee hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.

5.     Confidential Information.   Employee recognizes that Employee’s position with the Company requires considerable responsibility and trust, and, acknowledges that he will be involved with the development and implementation, and will have total access to, information relating to marketing strategies, customer lists, customer preferences, and other trade secrets and other confidential and proprietary information of the Company and its subsidiaries, including without limitation marketing, information systems and records, business plans and strategies, and customer data and information, and that all such information and the information, observations and data relating to the Company and its subsidiaries which Employee shall obtain during the course of Employee’s employment with the Company and its subsidiaries and its performance under this Agreement (whether or not such information is or was developed by Employee) (collectively, “Confidential Information”) are the property of the Company and its subsidiaries; and (ii) the Company has a legitimate business interest in protecting the foregoing, which constitute trade secrets, valuable confidential business information even if not qualifying as a trade secret, substantial relationships with prospective and existing customers, sources of business and relationships and customer goodwill associated with their ongoing business.

For purposes of this Section 5, the term “Confidential Information”  does not include information which: (i) was known to Employee prior to his employment with the Company and was not acquired from the Company on a confidential basis; (ii) is or becomes publicly available other than through a breach of this Agreement; or (iii) is at any time provided to Employee by a third party who did not acquire the information from the Company on a confidential basis.

(a)           Therefore, Employee agrees that during Employee’s employment with the Company and following the cessation for any reason whatsoever of Employee’s employment:

(i)                                     Employee shall not use for Employee’s own purposes or disclose to any third party any Confidential Information without the prior written consent of the Company’s CEO or his designee, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s or Company management’s acts or omissions.  Employee further agrees to take all appropriate steps to protect such Confidential Information against disclosure, misuse, espionage, loss and theft.

(ii)                                  In the event Employee is required by law to disclose any such Confidential Information, Employee shall promptly notify the Company’s CEO or his designee in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the Company, at the Company’s reasonable expense, to preserve the confidentiality of such information consistent with applicable law.

(iii)                               Upon cessation of Employee’s employment for any reason whatsoever, or at any other time the Company may request, Employee shall deliver to the Company all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documentation (and copies thereof) relating to the business of the Company and its subsidiaries which Employee may then possess or have under Employee’s control.

(iv)                              Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or not) which relate to the Company and its subsidiaries or the actual or anticipated business, research and development or existing or future products or services of the Company and its subsidiaries and which are conceived, developed or made by Employee during Employee’s employment and at the direction of the Company (the “Work Product”) belong to the Company.  Employee shall promptly disclose such Work Product to the CEO or his designee and perform all actions reasonably requested by the CEO or his designee (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, powers of attorney and other instruments).

(v)                                 If Employee develops any Work Product that is protected by copyright, Employee hereby waives unconditionally any “moral rights” Employee may have in such Work Product.

(b)           By reason of the foregoing, Employee agrees that in the event of an alleged or threatened breach by Employee of any of the provisions of this Paragraph 5, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

(c)           Employee agrees that the covenants made in this Paragraph 5 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

6.     Non-Competition.  Employee acknowledges that Employee is familiar with the trade secrets and other Confidential Information of the Company and its subsidiaries.  Employee further acknowledges that Employee’s services have been of special, unique and extraordinary value to the Company and its subsidiaries, that Employee has been substantially responsible for the growth and development of the Company and its subsidiaries and the creation and preservation of the Company and its subsidiaries’ goodwill.  Employee acknowledges and agrees that the Company would be irreparably damaged if Employee were to provide services to any person or entity competing with the Company in violation of this Paragraph 6 and that such competition by Employee, person or entity would result in a significant loss of goodwill by the Company.  Employee further acknowledges and agrees that the covenants and agreements set forth in this Paragraph 6 were a material inducement to the Company to enter into this Agreement and to perform its obligations hereunder, and that the Company would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Employee breached the provisions of this Paragraph 6.  Therefore, in further consideration for the payment of the compensation to be paid to Employee hereunder, and in order to protect the value of the Company’s and its subsidiaries’ businesses (including the goodwill inherent therein as of the date hereof), Employee agrees that:

(a)           Subject to Paragraph 6(c) below, during Employee’s employment with the Company and for a twelve (12) month period following the cessation for any reason whatsoever of Employee’s employment (the “Non-Competition Period”), Employee shall not have any affiliation (as defined below) with any corporation, partnership or other business entity, enterprise or other person or entity (other than the Company and its subsidiaries) having any location within the United States and Canada that engages in the business (the “Business”) of manufacturing, distributing, marketing and/or selling lawn and garden controls, insecticides, pesticides, insect repellent, fertilizer, plant food, cat litter, soils, seed for consumer, home or professional use, or raw materials for fertilizer products sold to or into the consumer market (the “Products”), or any other business in which the Company is engaged or has active plans in which to engage as of the date of the Employee’s termination of employment; provided that nothing contained herein shall be construed to prohibit the Employee from purchasing up to an aggregate of 5% of any class of the outstanding voting securities of any other entity whose securities are listed on a United States national securities exchange or traded in the NASDAQ national market system.  For purposes of this Paragraph 6(a), the term “affiliation” shall mean any direct or indirect interest in such entity, enterprise or other person or entity, whether as an officer, director, employee, investor, partner, shareholder, sole proprietor, trustee, consultant, agent, representative, broker, finder, promoter, affiliate or otherwise.

(b)           Subject to Paragraph 6(c) below, during the Non-Competition Period, Employee shall not,

(i)                                     contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any person employed by the Company or any subsidiary of the Company at any time during the Non-Competition Period, without the prior written consent of the Company;

(ii)                                  call-on or solicit any customer of the Company or any of its subsidiaries with respect to the manufacturing, distributing, marketing and/or selling the Products for consumer use;

(iii)                               solicit or attempt to induce any customer or other business relation of the Company or any of its subsidiaries into any business relationship which would be likely to materially harm the Company or any of its subsidiaries, or,

(iv)                              induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business or materially diminish their relationship with any such person or entity or in any way intentionally interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any its subsidiaries.

(c)           Employee’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of the provisions of this Agreement.  In the event of an alleged or threatened breach by the Employee of any of the provisions of this Paragraph 6, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (including the extension of the Non-Competition Period by a period equal to the length of the violation of this Paragraph 6).  In the event of an alleged breach or violation by Employee of any of the provisions of this Paragraph 6, the Non-Competition Period described above shall be extended beyond the period otherwise stated herein until such alleged breach or violation has been duly cured.  Employee agrees that the restrictions set forth in this Paragraph 6, including any such extension period, are reasonable.

(d)           Employee acknowledges and agrees that the Company is engaged in the Business throughout the United States and Canada, and that the covenants contained in this Agreement are necessary to the protection of the Company’s legitimate interests in its trade secrets, customer base, and good will. Employee further acknowledges and agrees that the non-competition covenants contained in this Agreement will not prevent Employee from gainful employment and earning a livelihood in other, non-competing activities and industries. If, at the time of enforcement of any of the provisions of this Paragraph 6, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be automatically substituted for the stated period, scope or area.

(e)           Employee agrees that the covenants made in Paragraph 6(a) and (b) shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

(f)            During Employee’s employment with the Company and following the cessation for any reason whatsoever of Employee’s employment, Employee, on behalf of himself, herself and Employee’s agents, covenants and agrees to refrain from making any disparaging or knowingly false remarks to third parties concerning the Employer, broadly distributing e-mails to or otherwise communicating with employees of the Company with respect to the Company’s business or publishing any materials regarding the Company or the Company’s business or related to the Company’s present or past relationship or association with Employee without the prior consent of the CEO of the Company. During Employee’s employment with the Company and following the cessation for any reason whatsoever of Employee’s employment, Employer, on behalf of itself and Employer’s agents, covenants and agrees to refrain from making any disparaging or knowingly false remarks to third parties concerning Employee.

7.     Other Remedies.  The existence of any claim or cause of action by Employee against the Company or any of its subsidiaries, whether based on this Agreement or otherwise, will not constitute a defense to any application or motion for specific performance and/or injunctive or other relief brought against Employee by the Company or its successors or assigns in relation to the covenants and restrictions set out in Paragraphs 5 and 6 of this Agreement.  Notwithstanding any other provision of this Agreement, in the event of a material breach by the Employee of any provision of this Agreement which is not cured by Employee within 30 days after notice to him of such breach, in addition to any and all other rights and remedies available to the Company, the Company shall be entitled, without further notice to Employee, to cease making any further payments to Employee that would otherwise be owing under any other provision of this Agreement.

8.     Termination of Employment.

(a)           By Employee.

(i)                                     Employee may at any time terminate Employee’s employment hereunder for voluntary reasons or may at any time terminate this Agreement for “Good Reason” as defined herein by giving the Company sixty (60) days prior written notice of Employee’s intended voluntary resignation date (“Resignation Date”) or the effective date of the termination of this Agreement his Good Reason  (“Good Reason Termination Date”).  If employee intends to terminate this Agreement for Good Reason, the reasons shall be stated in his written notice of resignation

(ii)                                  The Company reserves the right to waive any voluntary resignation notice period or Good Reason Termination Date in excess of thirty (30) days, in which case the Resignation Date or Good Reason Termination Date will be the date that the reduced resignation notice or Good Reason termination period expires.  The Company also reserves the right to require Employee to immediately return all company property at any point during the resignation notice period, and to require Employee to refrain from attending at the workplace during the remainder of the resignation notice period. At the Resignation Date, the Company shall have no further obligation to Employee and Employee shall have no further rights or obligations hereunder, except for Employee’s obligations under Paragraphs 5 and 6 which shall survive such termination of employment pursuant to Paragraph 16, and except for the Company’s obligations under Paragraphs 2 and 4 hereof for unpaid salary, bonus payments, and such benefits or unreimbursed expenses that have accrued but have not been paid as of the Resignation Date and except for the Company’s obligations under Paragraphs 8(e) or 8(f) in the case of a termination for Good Reason.

(iii)                               For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:  (A) a substantial diminution or other substantive adverse change, not consented to by Employee in writing, in the nature or scope of Employee’s responsibilities, authorities, powers, functions or duties; (B) any removal, during the Employment Term, from Employee of his title of President of the United States Home and Garden Division of the Company (or equivalent title); (C) any reduction, not consented to by Employee, in Employee’s Base Salary then in effect, or any reduction of Employee’s Aggregate Annual Target Cash Compensation, which is defined to mean, for purposes of this Section 8(a)(iii), the sum of Employee’s Base Salary then in effect and Target Bonus then in effect; (D) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Employee; (E) the relocation, not consented to by Employee, of the Company’s office at which Employee is principally employed to a location more than fifty (50) miles from such office, or the requirement by the Company that Employee be based at an office other than the Company’s office at such location on an extended basis, except for required travel on Company business to an extent substantially consistent with Employee’s business travel obligations; (F) the failure of the Company to obtain the agreement from any successor to the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, as required by Paragraph 10; and (G) the failure of the Company to grant Employee the options as set forth in Section 4(c) of this Agreement on or before December 30, 2004.

(b)           On Account of Death or Disability.  Upon termination of the Employee’s employment on account of the Employee’s death or disability, the Company shall have no further obligation to Employee and Employee shall have no further rights or obligations hereunder, except for the Company’s obligations under Paragraphs 2 and 4 hereof for unpaid salary, bonus payments, and such benefits or unreimbursed expenses that have accrued but have not been paid as of the effective date of termination, and (in the case of termination on account of disability) except for Employee’s obligations under Paragraphs 5 and 6 which shall survive such termination of employment pursuant to Paragraph 16.  For purposes of this Paragraph 8(b), “disability” means physical or mental incapacity or disability which prevents the Employee from performing the essential duties of the Employee’s position, with no reasonable prospect of timely recovery, as determined by the Company in the exercise of its reasonable discretion on the basis of medical evidence satisfactory to the Company.

(c)           By the Company for Cause.  The Company shall have the right at any time to terminate Employee’s employment immediately for Cause (as hereinafter defined).  In the event Employee’s employment hereunder is terminated for Cause, the Company shall have no further obligation to Employee hereunder, except for the Company’s obligations under Paragraphs 2 and 4 hereof for unpaid salary, bonus payments, and such benefits or unreimbursed expenses that have accrued but have not been paid as of the effective date of termination.   For purposes of this Agreement, the term “Cause” shall include, but is not limited to, any of the following reasons:

(i)                                     If Employee shall breach or violate any of the provisions of Paragraphs 5 or 6 of this Agreement;

(ii)                                  If Employee shall fail to comply with any other material term or condition of this Agreement or shall engage in any misconduct or failure to perform or act which materially and adversely affects the business or affairs of the Company or any of its subsidiaries or divisions, and has failed to reasonably remedy same within twenty (20) days of the written notice by the Company to Employee of same;

(iii)                               If Employee shall commit (A) an indictable criminal offence (whether or not a conviction is registered and whether or not the offence is against the Company, but excluding minor traffic offenses) which, in the exercise of the Company’s reasonable judgment, negatively affects Executive’s ability to perform his job duties and responsibilities, or (B) an act of dishonesty, willful mismanagement, fraud or embezzlement against the Company or any of its subsidiaries or divisions;

(iv)                              If Employee shall have failed or refused to carry out the reasonable and lawful instructions of the CEO or his Designee (other than as a result of illness or disability) concerning duties or actions consistent with Employee’s position and has failed to reasonably remedy same within twenty  (20) days of the written notice by the Company to Employee of same.

In the event Employee’s employment hereunder is terminated for Cause, Employee’s obligations under Paragraphs 5 and 6 hereof shall survive such termination of employment pursuant to Paragraph 16.

(d)           By the Company Without Cause.  The Company shall have the right at any time to terminate Employee’s employment without Cause during the term hereof by providing Employee with sixty (60) days written notice of the Company’s intent to terminate this Agreement.  Employee’s obligations under Paragraph 5 and 6 shall survive the termination of this Agreement in accordance with Paragraph 16.

(e)           Payments Upon Certain Terminations.  In the event Employee’s employment hereunder is terminated without Cause or by the Employee for Good Reason, the Company shall have no further obligation to make any payments to Employee hereunder except for unpaid salary, bonus or unreimbursed expenses that have accrued but have not been paid as of the date of termination, plus, as and for severance benefits (the “Severance Benefits”):

(i)                                     the Company shall continue to pay to Employee, on a monthly basis, the Base Salary as set forth in Paragraph 2(a) hereof in effect at the time of termination less withholding as required by law, for twelve (12) months following the date of termination;

(ii)                                  the Employee shall receive a pro rata portion of the incentive bonus in respect of that year that the Employee would have received had his employment not terminated based upon the EBITDA of the Company and/or the Home and Garden Division of the Company, as may be applicable to Employee’s incentive bonus, at the time of Employee’s termination of employment without Cause or Employee’s termination of this Agreement with Good Reason, as the case may be.  Payment of any sum owed to Employee hereunder shall be paid on or before the 30th day following such termination of employment.   As used herein, “EBITDA” is defined to mean net income from continuing operations before interest expense, income taxes, depreciation and amortization, excluding any non-recurring or extraordinary items, as determined in accordance with generally accepted accounting principles (“GAAP”), consistently applied, as reasonably determined by the Company.

(iii)                               the Company shall continue to provide to Employee group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Employee as in effect on the date of termination for the same period as any payments made pursuant to clause (i) above;

provided that (x) prior to the Company’s commencing such Severance Benefits, Employee and the Company shall sign a mutual general release reasonably acceptable to the Company, and (y) the Employee is not in breach of the provisions of Paragraphs 5 and 6 hereof.  Notwithstanding the foregoing, nothing in this Paragraph 8(e) shall be construed to affect Employee’s right to receive COBRA continuation entirely at Employee’s own cost to the extent that Employee may continue to be entitled to COBRA continuation after Employee’s right to cost sharing under Paragraph 8(e)(ii) ceases.  Notwithstanding anything else herein to the contrary, the Company’s obligations pursuant to this Paragraph 8 shall terminate immediately if Employee engages in conduct which is in violation of Paragraph 5 or 6 hereof.

(f)            Payments Upon a “Sale” of the Company.      During the term of the Agreement, if a “Sale” of the Company shall occur, as the term Sale is defined below, and if Employee’s employment with the Company is (x) terminated by the Company for any reason other than for Cause or (y) terminated by the Employee for Good Reason during the twelve (12) month period following such Sale, then in lieu of the severance provisions set forth in the Agreement, the Company shall have no further obligation to make any payments to Employee hereunder except for unpaid salary, bonus or unreimbursed expenses that have accrued but have not been paid as of the date of termination, plus, as and for severance benefits (the “Severance Benefits”):

(i)                                   the Employee shall receive a pro rata portion of the incentive bonus in respect of that year that the Employee would have received had his employment not terminated based upon the EBITDA of the Company and/or the Home and Garden Division of the Company, as may be applicable to Employee’s incentive bonus, at the time of Employee’s termination of employment without Cause or Employee’s termination of this Agreement with Good Reason, as the case may be. Payment of any sum owed to Employee hereunder shall be paid on or before the 30th day following such termination of employment. As used herein, “EBITDA” is defined to mean net income from continuing operations before interest expense, income taxes, depreciation and amortization, excluding any non-recurring or extraordinary items, as determined in accordance with generally accepted accounting principles (“GAAP”), consistently applied, as reasonably determined by the Company;

(ii)                                  the Company shall continue to pay to Employee, on a monthly basis, the Base Salary as set forth in Paragraph 2(a) hereof in effect at the time of termination less withholding as required by law, for twenty-four (24) months following the date of termination;

(iii)                               the Company shall provide to Employee group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Employee as in effect on the date of termination for eighteen (18) months following such date of termination, and provided further, that if the Employee’s coverage remains in effect at the end of such 18-month period, Employee shall further continue to receive group health benefits for an additional six (6) months thereafter, for a maximum of 24 months, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Employee as in effect on the date of termination; and

provided that (x) prior to the Company’s commencing such Severance Benefits, Employee and the Company shall sign a mutual general release reasonably acceptable to the Company, and (y) the Employee is not in breach of the provisions of Paragraphs 5 and 6 hereof, and further provided that, any provision of Employee’s current Noncompetition and Nonsolicitation covenants in Section 6 to the contrary notwithstanding, Employee agrees that he shall continuously abide by such covenants for twenty-four (24) months from the date his employment terminates by reason of such Sale.

For purposes hereof, the term “Sale” shall mean:

(i)                                     the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of (a) the Company or (b) the surviving entity in any reorganization, merger or consolidation (each an “Acquisition”) involving the Company (any such entity referred to herein as the “Corporation”) where such Acquisition causes such Person to own more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, other than acquisitions by the Thomas H. Lee Company or its affiliates;

(ii)                                  approval by the shareholders of the Company of a complete liquidation or dissolution of the Company;

(iii)                               the acquisition by a third party not affiliated with the Company of all or substantially all of the Company’s assets; or

(iv)                              individuals who constitute the Board on the date of the Company’s initial public sale of equity securities registered under the Securities Act (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board thereafter.  Any person becoming a director subsequent to such date whose, election, or nomination for election, is, at any time, approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered a member of the Incumbent Board.

(g)           Resignation from Office.  In the event the Employee’s employment terminates for any reason, then Employee shall forthwith resign in writing from any office or directorship held with the Company or with any of its subsidiaries.

(h)           Public Statement of Termination.  In the event the Employee’s employment terminates for any reason, the Company and Employee shall agree upon a public statement pertaining to the Employee’s termination of employment, and the terms of said statement shall not be subject to subsequent modification by either party unless required by law; provided, however, that in the event the Company and the Employee are unable in good faith to agree on such a statement, the Company may make public statements as are necessary to comply with the law.

9.     Relocation Expenses.  Reimbursement of certain out-of-pocket expenses Employee may incur in relocating to St. Louis will be provided by the Company in accordance with the “Executive-Homeowner” portion of the Company’s Relocation Policy attached hereto as Exhibit A, provided that Employee executes the Relocation Expense Reimbursement Agreement attached thereto.

10.   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, successors and assigns and shall be binding upon and inure to the benefit of Employee and Employee’s legal representatives and assigns; provided that in no event shall Employee’s obligations to perform future services for the Company be delegated or transferred by Employee without the prior written consent of the Company (which consent may be withheld in its sole discretion).  The Company shall assign or transfer its rights hereunder to any of its affiliates or to a successor corporation in the event of merger, reorganization, consolidation or transfer or sale of all or substantially all of the assets of the Company; provided, however, no such assignment or transfer shall relieve the Company of its obligations hereunder.

11.   Modification of Waiver.  No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party (with the approval of the CEO or his designee in the case of the Company) against who enforcement of such amendment, modification or waiver is sought.  No course of dealing between the Parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement.  No delay on the part of the Company or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Employee of any such right or remedy shall preclude other or further exercises thereof.  A waiver of right or remedy on anyone occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

12.   Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Missouri, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri. The Parties agree that any legal proceeding arising out of or relating to this Agreement will be instituted in the Circuit Court of St. Louis County, Missouri, or the United States District Court for the Eastern District of Missouri, and no other, and each of the Parties further consents to the personal and exclusive jurisdiction of either such court, and hereby waives any objection to the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

13.   Severability.  Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement; provided that if a court having competent jurisdiction shall find that the covenant contained in Paragraph 6(a) or (b) hereof is not reasonable, such court shall have the power to reduce the duration and/or geographic area and/or scope of such covenant, and the covenant shall be enforceable in this reduced form.

14.   No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.

15.   Representations.

(a)           Employee represents and warrants to the Company that (i) Employee’s execution, delivery and performance of Employee’s obligations this Agreement does not and shall not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, except for confidentiality agreements with the Dial Corporation and the Procter & Gamble Company, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be Employee’s valid and binding obligation, enforceable in accordance with its terms.  Employee hereby acknowledges and represents that Employee has consulted with independent legal counsel regarding Employee’s rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b)           The Company represents and warrants to Employee that (i) the Company’s execution, delivery and performance of Company’s obligations under this Agreement does not and shall not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound, and (ii) upon the execution and delivery of this Agreement, this Agreement shall be the Company’s valid and binding obligation, enforceable in accordance with its terms.

16.   Survival.  The provisions of Paragraphs 2(b)(iii), 5, 6, 8(e), (f), (g) and (h), 10,12 and 16 through 20 of this Agreement shall survive shall survive the cessation of Employee’s employment with the Company under any circumstances whatever, however and whenever occurring or effected, and shall be enforceable by the Company or Employee, as applicable, in a court of competent jurisdiction.

17.   Notice.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office mail, postage prepaid, certified mail, return receipt requested, addressed to the other Party hereto at Employee’s or its address shown below:

If to the Company:

United Industries Corporation

2150 Schuetz Road

St. Louis, MO 63146

ATTN:  General Counsel

If to Employee:

Stephen L. Tooker

334 Scenic Cove Lane

St. Charles, MO 63303

or at such other address as such Party may designate by ten days advance written notice to the other party.

18.   Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

19.           Entire Agreement:  This Agreement constitutes the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersedes all prior employment agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.

20.           Counterparts.  This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

UNITED INDUSTRIES CORPORATION

By:

Its:

STEPHEN L. TOOKER

Relocation Program - Executive - Homeowner

ADMINISTRATION

Purpose

This policy is designed to assist transferring employees and approved new hires with their Spectrum Brands’ requested relocation. Assistance provided is in the form of services and financial support. The intent of this assistance is to support the employee, new hire and family during the move process and reduce the cost impact of the relocation. It is not the intent of Spectrum Brands to assist in upgrading housing or lifestyle. All assistance is provided at the discretion of Spectrum Brands’ Human Resources department and is subject to change at any time.

Executive Relocation Program

This policy guideline applies to executive level employee homeowners (origin location) who are relocated from and to locations within the United States.

General

Appropriate approval of the relocation by the employee’s management must be received prior to any actions or expenditures taking place related to the relocation.

Employees are responsible for keeping accurate expense records, completing relocation expense reports and providing clear, readable receipts. The Director of Human Resources is responsible for interpretation of this policy and must approve any exceptions.

Eligibility

Eligibility for relocation assistance is based on the following requirements:

•                  The change in commuting distance between the origin work location and the destination work location is 50 miles or more based on the shortest common route.  The employee must meet the IRS 50 mile test.

•                  The relocation and all assistance occurs within 12 months from the transfer or hire date.

Policy Coverage

Current Executive level employees and approved new hires who are homeowners. Homeowner refers to employees who own a home at the origin location. Loss on Sale, expense reimbursement and other assistance is provided for the primary residence only. The home must be a single (fee simple or condominium) with normal acreage for a household and cannot have any commercial value or activities.

POLICY PROVISIONS

Introduction

You’re about to make a major change. Relocating to a new area can be very exciting. There are many new opportunities and experiences ahead, and a new assignment awaits you. It is also common to feel apprehensive and perhaps sad about leaving family and friends behind. Moving and changing jobs surface many emotions and is typically a stressful time for the whole family.

Spectrum Brands offers a complete relocation program including professional assistance and financial support. Our objective is to reduce the burden to you and your family. You are strongly encouraged to use this assistance regardless of how many times you have moved. The world is constantly changing, including real estate markets, the national and local economies, laws, practices, trends and tastes. Keeping up with all of the things that impact relocation is impossible. Use this assistance to make educated decisions about your home and your future lifestyle.

Executive Relocation has been engaged by Spectrum Brands to administer this policy, related expense reimbursements and provide various services related to your relocation. They are experts in corporate relocation and will act as your advocate with the various real estate, household goods movers and other service providers. The Executive Relocation Client Service Manager (CSM) will serve as your single point of coordination for all services.

You are encouraged to read this document carefully and thoroughly. It provides information about reimbursements, services and procedures, as well as some insight about relocating. This policy governs all relocation. It is incumbent upon you to follow the policy.

Homefinding Trip

In order for you and your spouse to choose a community and a home, you may make two trips to visit the new location for a maximum of four days each. The employee and spouse or another adult household member who will relocate to the destination location may take the trip. You will be reimbursed for coach airfare, hotel, phone, rental car and meals. Should you use your personal automobile for the trip mileage (at rate in Spectrum Brands’ travel policy) or rental car costs and expenses as per Spectrum Brands’ standard travel policies will be reimbursed. Child or elder care costs will be reimbursed up to a maximum of $50 per day. Expense reports should be submitted to the Executive Relocation CSM for reimbursement.

Homefinding Assistance

If you are considering the purchase of a home, the Executive Relocation CSM will provide homefinding assistance to help locate qualified real estate agent(s) offering the desired type of agency representation. The CSM will interview you and/or spouse prior to the homefinding trip to assure agent(s) are selected for the area(s) of interest and are prepared to guide you during the trip. This assistance helps assure the homefinding trip is properly focused and successful

Rental Assistance

If you choose to rent a home or apartment (if you decide not to purchase or to delay your purchase) your CSM will provide assistance locating communities and rentals that meet your needs. You will be guided in what information is needed for lease applications and in identifying and clearing any credit issues.

Mortgage Assistance

The CSM can help you identify national mortgage lenders and assist you with understanding the myriad of options available. These lenders may also provide direct billing of your approved reimbursable closing costs to Executive Relocation. Your assigned real estate agent can also be very helpful.

Temporary Living

You may be required to report to work at the new location prior to relocating your family and personal belongings. Temporary living costs, in the destination location will be reimbursed for up to 60-days. Temporary living will be reimbursed for your family not to exceed employee’s temporary living if necessary. The Executive Relocation CSM can provide you with assistance in finding temporary housing at the destination location.

The Home Sale Program

Home Marketing Management

Employees often experience the challenge of selling their home while starting a new job at the destination location. As selling a home is something most people participate in only a few times throughout a lifetime, doing it well is difficult under the best circumstances. Since your home is typically your largest asset, Spectrum Brands provides a service to assist you in completing this process satisfactorily. The goal of the Home Marketing program is to obtain the highest price for the home in the time frame associated with a relocation. The services include: identifying and choosing the most experienced real estate agent for relocation situations in your area; completing two professional and accurate market analysis’ on your home; developing an aggressive marketing strategy; advice on offers from potential buyers; and managing the agent throughout the entire process. The Executive Relocation CSM will provide this service and act as your advocate.

Buyer Value Option

The following describes in detail the Buyer Value Option Program. The program benefits you in many ways, which are listed below. In order to use this program you must follow the process and meet the requirements described. If your home does not qualify for the program you may receive direct reimbursements for the cost of the sale and receive tax assistance as described below. If you qualify for the program, but do not wish to use the program or comply with the requirements, you may be reimbursed for the direct expenses of your home sale without tax assistance.

Benefits of Program

•                  The cost of your home sale that is paid by Spectrum Brands is excluded from your income

•                  Your sale will be guaranteed upon satisfactory completion of the process

•                  You will not have to attend the closing of your home sale

Definition of Home

Your home qualifies for this program if it meets all of the following: within the 50 United States of America; a single or two-family residence or condominium; it is your primary residence; is owned by you, the employee, or your spouse, significant other or other family member residing with you and moving to the new location or combination thereof; is used entirely for residential purposes; the property size and layout is typical for residential living; has a clear and transferable title; and is deemed salable by Executive Relocation Group Associates, Inc. in its ordinary course of doing business.

Upon receipt of an offer for your home, contact the Executive Relocation CSM immediately. Do not sign any documents. Executive Relocation will, after determining that the offer is bona fide and the buyer is qualified, and with the approval of Spectrum Brands, make an offer to you in an amount equal to the third party offer adjusted for any seller concessions. Executive Relocation will acquire the home and take over the resale to the third party.

Home Purchase Closing Costs

You will be reimbursed for the following home purchase closing costs as provided as long as you purchased within one year of your transfer or hire date (previous homeowners only):

•	Appraisal fee if required	•	Loan assumption fee up to one percent of mortgage or Loan origination fee & loan discount fee up to one percent of the mortgage amount
•	Credit report
•	Closing, escrow or attorney fees where required	•	Lender inspection fee
•	Notary	•	Termite inspection if needed but not repairs
•	Title search	•	Roof, structural, plumbing, electrical, soil, radon, septic, wataer inspections if needed, but not repairs, costs not to exceed $400
•	Transfer fees
•	Recording fees
•	VA funding fee
•	Survey if required of buyer
•	Title insurance
•	EPA lien endorsement if required

The following home purchase closing costs WILL NOT be reimbursed:

•	Warranties or service contracts from inspection firms or others
•	Discount points, loan assumption or origination fees in excess to those listed above
•	Repairs or fix up of the property
•	Pro-rations of mortgage, taxes, insurance, association fees, assessments or utilities
•	Typical sellers closing costs

Shipment Of Household Goods & Autos

The Executive Relocation CSM will arrange for your personal belongings and household goods to be shipped to the destination location aboard a qualified household goods carrier. Spectrum Brands will be billed directly for these services. The van line will pack, load, unload and provide some unpacking of your goods. Storage-in-transit for up to 60-days is available. The van line should be notified in advance if storage-in-transit is planned. One point of origin, delivery to a storage facility, loading from that storage facility and one point of final destination will be covered.  If you have items picked-up or delivered to a second site, you must pay for this additional service. Simple disconnection and re-hookup for plumbing for washers and refrigerators will be covered. The van line will arrange for this service.

Insurance (or valuation) will be provided at replacement cost for the item up to $75,000 for the entire shipment. Details to the definition of replacement cost is available from the van line. Claims must be submitted within 90-days of the date of delivery.

Two registered, road-worthy vehicles can be shipped on a qualified car carrier arranged by the van line, if move is over 250 miles. Besides autos, only non-motorized vehicles that can easily be shipped in the van will be covered. Recreational vehicles such as large or motorized boats, motorcycles, jet skis, snowmobiles, ATVs or similar vehicles and antique vehicles are not covered. You should consider driving to the new location and moving this type of vehicle in a trailer.

Building materials, firewood and any hazardous materials cannot be included in the shipment. Plants, food and other perishables, expensive belongings (jewelry) or extensive hobby collections, and those items of sentimental value will not be loaded on the van.

Final Moving Trip

Coach airfare or mileage for two cars and meals will be reimbursed at a rate of $.31 per mile. The mileage for Trailer/Boat/Camper/U-Haul will be reimbursed at a rate of $.04 per mile.  Travel by car must be by the most direct route. If you plan to take vacation time during the move trip, the additional expense will be your responsibility. You are expected to travel at least 350 miles per day. Spectrum Brands will also reimburse hotel costs for two nights in the destination location. Meals, parking, road tolls, laundry and other reasonable expenses are included.

Relocation Allowance

You will receive a lump sum allowance equal to your gross monthly salary.  This allowance does not require expense reporting nor receipts. The purpose is to assist you with the cost of other items not covered in this policy. Tax Assistance will not apply. Some expenses this allowance is typically used for include:

•                  Carpet Cleaning

•                  Drivers License fee

•                  Car registration

•                  Utility hook-ups and deposits

NOTE:  This allowance is not grossed-up and will be taxed.

Expense Management and Tax Assistance

Certain reimbursements, paid to you or to a third party on your behalf and associated with your relocation are taxable as income to you as determined by the Internal Revenue Service (IRS).  A listing of these expenses can be found in Publication 521 and can be found at the IRS web-site:

                                                www.irs.ustreas.gov

The company recognizes the impact this may have on your personal finances and has calculated a sum to assist with the additional tax burden.  This sum, or gross up, will be calculated based on Spectrum Brands’ income, marital status and number of dependents you will be allowed when filing your tax returns.  Income from sources other than the Company, such as spousal income, prior employer, investments and stock options, will not be included in this calculation.  A detailed package of this information will be sent to you in January of each year following the year in which you received reimbursements, recapping this information to assist in filing your tax returns.

This calculation will be reviewed from time to time and may change to reflect Federal and State tax law changes.  Consult your CSM for further information on this gross up benefit.

Spectrum Brands

Employee Relocation Policy

Executive

Homefinding Trip

•                  Employee and spouse, 4 days each - 2 trips, Coach airfare, 8 nights    lodging, car rental (compact/mid-size)

•                  Meals and incidentals: Spectrum Brands Travel Policy

•                  Child care: $50/day

Temporary Living

•                  Employee & family - 60 days, lodging, meals, incidentals, car rental (see homefinding trip)

Home Marketing

•                  Consulting service to greatly increase chance of selling home

Buyer Value Option (BVO)

•                  After successful sell of the home, complete buyer value option procedures in order for selling disposition expenses to have tax favorable treatment

Home Purchase Closing Costs

•                  Normal closing costs, loan origination fees and discount points totaling up to 1%, home inspections - $400

Household Goods

•                  Shipment - Pack, load, transport, unpack, replacement value insurance, appliance service

•                  Autos - 2cars, if move is over 250 miles

•                  Storage - 60 days, 1 load and unload into storage

Relocation Allowance

•                  Equal to your gross monthly salary

Final Moving Trip

•                  Coach airfare, 2 days lodging

•                  Meals and incidentals: Spectrum Brands Travel Policy

•                  Drive 350miles/day, 1 car

Tax Assistance

•                    Tax protect, temporary living, homefinding trip, and home purchase.

PLEASE COMPLETE AND RETURN JUST THIS PAGE:

FAX TO:
Matt Karr
314-253-5940

RELOCATION EXPENSE REIMBURSEMENT AGREEMENT —

PROGRAM 4: EXECUTIVE

In consideration of my employment, continued employment, compensation adjustment, and/or other good and valuable consideration received from Spectrum Brands, or any division, subsidiary, or affiliate thereof (hereinafter collectively called “Employer”),                                                         (“Employee”) agrees that as of                                         , 20          (“Effective Date”):

1.               Employee is being relocated to [                                                                               location] as part of Employee’s duties.

2.               On and after the Effective Date Employer (i) has paid or will pay sums of money to third party providers in order to relocate Employee and/or (ii) has reimbursed or will reimburse Employee for expenses incurred directly by Employee and/or (iii) paid a relocation allowance to Employee, all in connection with Employee’s relocation.  All sums described in this paragraph are hereinafter referred to collectively as “Relocation Benefits.”

3.        Employee acknowledges having received, prior to the Effective Date, a copy of Employer’s Relocation Guidelines (“Program”), the provisions of which are incorporated herein by this reference.  The Program describes those items which are proper Relocation Benefits thereunder, including by way of illustration but not necessarily limited to certain expenses Employee may incur in the sale of Employee’s former primary residence and purchase of a new primary residence.

4.        The date on which Employee voluntarily terminates employment with Employer, or the date on which Employee is terminated by Employer for Cause, shall be referred to in this Agreement as Employee’s “Termination Date”. Employee agrees to reimburse Employer for Relocation Benefits Employee has received prior to Employee’s Termination Date. The extent of Employee’s reimbursement obligation is based on the length of service rendered by Employee after the Effective Date through the Termination Date, as follows:

(i)            Employee shall reimburse Employer for one hundred percent (100%) of all Relocation Benefits received by Employee if the period from the Effective Date to the Termination Date is 365 days or less;

(ii)          Employee has no obligation to reimburse Employer if Employee’s Termination Date is more than 366 days after the Effective Date.

If Employee’s employment is (x) terminated by the Employer for any reason other than for Cause (as defined in Employee’s Employment Agreement), or (y) terminated by the Employee for Good Reason(as defined in Employee’s Employment Agreement), the Employee has no obligation to reimburse Employer for Relocation Benefits received.

5.        Employee hereby agrees that Employer may offset from any sums owed Employee on or after the Termination Date such Relocation Benefits reimbursement amounts as Employee may be obligated to pay to Employer under Section 4.  Should the funds offset be insufficient to satisfy Employee’s obligation to reimburse Employer for Relocation Benefits to the extent required by this Agreement, Employee shall remit to Employer the remaining sums owed therefor within thirty (30) days after the Termination Date.

6.        This Agreement shall be governed by Missouri law.

Employee Signature:	Title:	President, United States Home and Garden Division

Employee Name (Printed): Stephen L. Tooker	Date: